Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SUPERVALU INC.:

We consent to the incorporation by reference in the the Registration Statements No. 33-16934, No. 33-50071, No. 333-10151, No. 333-24813, No. 333-61365, No. 333-72851, No. 333-89157, No. 333-32354, No. 333-32356, No. 333-44570, No. 333-100912, No. 333-100913, No. 333-100915, No. 333-100917 and No. 333-100919 on Form S-8 and No. 33-56415, No. 333-94965, No. 333-43538 and No. 333-81252 on Form S-3 of SUPERVALU INC. of our reports dated May 6, 2005, with respect to the consolidated balance sheets of SUPERVALU INC. as of February 26, 2005 and February 28, 2004, and the related consolidated statements of earnings, cash flows and stockholders’ equity for each of the fiscal years in the three-year period ended February 26, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of February 26, 2005 and the effectiveness of internal control over financial reporting as of February 26, 2005, which reports appear in the February 26, 2005 annual report on Form 10-K of SUPERVALU INC.

Our report dated May 6, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of February 26, 2005, contains an explanatory paragraph that states that management’s assessment of the effectiveness of SUPERVALU INC.’s internal control over financial reporting excluded Total Logistics, Inc., which was acquired by SUPERVALU INC. in February 2005 in a purchase business combination.

/s/ KPMG LLP

Minneapolis, Minnesota

May 6, 2005